Patheon Italia S.p.A. Viale GB Stucchi n. 110 20900 Monza – MB Italy

January 26, 2012

PRIVATE AND CONFIDENTIAL

Antonella Mancuso

RE: Amendment to Employment Contract

Dear Antonella:

Further to our discussions, this letter (the “Letter”), effective as of January 26, 2012 (the “Amendment Effective Date”), confirms your promotion to the role of President, Global Commercial Operations and Chief Manufacturing Officer, describes certain changes to the terms and conditions of your employment and, once signed, will serve as an amendment to the Employment Agreement between you and Patheon Italia S.p.A. (the “Company”), dated September 3, 2001, as amended (the “Employment Agreement”). Any terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement. The Company is a subsidiary of Patheon Inc. (“Patheon”). As used herein, the “Patheon Group” means Patheon and any entity controlled by Patheon.

1.	General Provisions

This Letter, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of your employment and promotion. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement, including without limitation your confidentiality undertaking, will remain the same.

2.	Responsibilities & Duties

In your new role as President, Global Commercial Operations and Chief Manufacturing Officer (Level E5), you will be assuming additional global responsibilities for the Patheon Group’s manufacturing strategy and manufacturing operations. You will have such authority, duties, and responsibilities as are commensurate with such position and you will continue to report to the Chief Executive Officer of Patheon. It is expected that your assumption of these global responsibilities will require a transition out of certain site- or country-specific responsibilities you now hold (e.g., the role of managing director

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of Italian operations). You will also be responsible for the functions and responsibilities set out in the Position Description attached hereto as Schedule A.

3.	Compensation & Benefits

a.
Base Salary: In recognition of these changes in your responsibilities, your annual base salary will be increased to €280.000,00, subject to standard withholdings and deductions and payable in regular installments in accordance with the Company’s normal payroll practices.

b.
Performance Incentive Plan: In your new role, you will be eligible to participate in the Patheon Group’s annual performance incentive plan, established for your position at a new target level of 45% of your annual base salary, based on achieving predetermined financial and other targets set by Patheon. For fiscal 2012, the change in target level will be pro-rated from the Effective Date.

c.
Options: Further, in recognition of your new role and subject to the approval of the Board of Directors of Patheon, you will be granted additional options to acquire 66.252 of Patheon’s restricted voting shares, subject to Patheon’s 2011 Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”) and related stock option award agreement. Except as otherwise provided in the Stock Option Plan and related stock option award agreement, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Amendment Effective Date, subject to your continued employment with the Patheon Group until the relevant vesting dates . The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to you will expire ten (10) years from the date of grant.

d.
Other Benefits: All other compensation and benefits terms (including without limitation, severance terms) shall be as provided in your Employment Agreement. For purposes of clarity, any changes, modifications, or additions to your compensation and benefits terms require the review and approval of Patheon’s Compensation and Human Resources Committee (i.e., cannot be approved at the Company level).

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By executing this Letter, you confirm your decision to accept this promotion and the amendments to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

Very truly yours,

Patheon Inc.
on behalf of Patheon Italia S.p.A.

/s/ James C. Mullen
James C. Mullen
Chief Executive Officer

Read, understood, consented, and agreed as of this 25 day of January, 2012:

SIGNED, SEALED AND DELIVERED    )
in the presence of        )
)
)
)
/s/ Jason Conner            ) /s/ Antonella Mancuso

Name of Witness: Jason Conner	Antonella Mancuso

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Schedule A

Position Description
President, Global Commercial Operations and Chief Manufacturing Officer:

•
Build and maintain a strong team of manufacturing operations executives. This includes recruiting, training, and developing management personnel at both the executive and site levels who are capable of running sophisticated manufacturing facilities.

•
Develop and implement a manufacturing strategy, stressing the effective utilization of assets with a goal of value creation. This includes preparing capital spending plans in support of the manufacturing strategy.

•	Oversee procurement, engineering, and major capital projects.

•
Develop and maintain work practices to enhance the operational effectiveness of the manufacturing plants. This includes labor management systems, yield management systems, mechanical efficiency systems, and quality assurance systems.

•	Develop and maintain ongoing management control practices for the manufacturing plants. This ranges from strategic planning and thorough weekly key indicator monitoring to daily target management.

•
Ensure that all operations exceed all regulatory standards for quality, EH&S, and other applicable regulations. This is especially true of cGMPs as interpreted and enforced by national regulators throughout the markets we serve.

•	Expend additional effort toward extending management tools down to the Supervisor level in the plants, and focusing on root causes of problems as well as programs to improve performance.

•	Develop and implement methodologies for new processes and establish continuing process improvement initiatives.

•
Develop multi-tier operating plans that target cost objectives and increase quality from the Patheon Group’s operations that will meet the marketing and sales needs for future growth and profitability.

•	Maintain a safety culture of daily vigilance with continually improving results.

•	Emphasize system-wide cost reductions while improving service to customers and ensuring consistency of global customer experience.

•	Drive “best practices” and standardization within the supply chain. This includes leading efforts to improve effectiveness such as Six Sigma and Lean Manufacturing.

•	Create an internal environment “where people like to work” and are accountable and ensure that all team members have a clean, safe, and healthy environment.

•	Ensure manufacturing operations comply with all legal, ethical, and community standards and demonstrate corporate values.

•	Act as an ambassador for the Patheon Group within the industry and the community.

•
Be recognized as a business partner by the executive team; someone who is able to add valuable counsel and strategic vision, all while delivering excellent execution; and someone who proactively involves peers in discussions and decision-making processes.

•	Plan, organize, and lead complete network optimization of the manufacturing sites.

•	Lead the manufacturing organization to effectively and successfully develop and retain talent and raise performance and productivity.

•	Rapidly grasp the Patheon Group’s current business, its strategic plans, and the state of the manufacturing organization.

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